Exhibit 99.1

A123 Systems Announces Date for First Quarter 2012 Earnings Call

WALTHAM, MA — May 11, 2012 A123 Systems, Inc. (Nasdaq: AONE), a developer and manufacturer of advanced Nanophosphate® lithium iron phosphate batteries and systems, today announced that it will release its first quarter 2012 financial results for the period ended March 31, 2012 before financial markets open on Tuesday, May 15, 2012.

On that day, management will hold a conference call and webcast with supporting slides at 8:00 a.m. ET to review and discuss the Company’s results for the first quarter.  A recorded version of this webcast will be available two hours after the call and accessible at http://ir.a123systems.com.

What:	A123 Systems’ first quarter 2012 financial results conference call
When:	Tuesday, May 15, 2012
Time:	8:00 a.m. ET
Webcast:	http://ir.a123systems.com/ (live and replay)
Live Call:	(877) 266-0479, domestic
(678) 894-3048, international
Replay:	(855) 859-2056, domestic
(404) 537-3406, international

Live and replay conference ID code: 74371132

The recording will be archived on A123 Systems’ web site for a period of one year.

Files 12b-25 Notification of Late Filing

As a large accelerated filer since 2010, the company announced it has filed a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission requesting a 5-day extension to file its Quarterly Report on Form 10-Q for the period ended March 31, 2012. The company plans to file its Quarterly Report on Form 10-Q as soon as practicable.

In conjunction with this filing, the company also provided preliminary financial results for the first quarter of 2012.  Revenue for the first quarter of 2012 is expected to be approximately $10.9 million.

Net loss in the first quarter of 2012 is expected to be approximately ($125.0) million. Anticipated net loss for the first quarter includes an estimated $51.6 million warranty expense related to the previously announced field campaign to replace battery modules and packs that may contain defective prismatic cells produced at the Company’s Livonia, Mich. manufacturing facility.  Also included in the anticipated net loss for the first quarter is an estimated $15.2 million increase in inventory reserves related to battery packs, modules and cells manufactured in Livonia, Mich. that may be defective. Net cash used in operating activities is expected to be ($46.5) million in the first quarter of 2012. Cash and cash equivalents are anticipated to be $113.1 million at the end of March 31, 2012.

“Our anticipated quarterly revenue for the first quarter is below our prior expectations due to the deferral of revenue recognition for product shipments that are subject to the prismatic cell field campaign that we previously announced,” said David Vieau, CEO of A123 Systems.  “As we reported previously, we have determined the root cause of the defective cells and are in the process of revalidating our manufacturing systems and procedures in

Livonia to make sure the necessary process controls are in place. We have started shipping replacement products to customers in support of this field campaign and while we are committed to delivering replacement packs and modules to impacted customers as quickly as possible, we must remain disciplined with respect to the rate of our production ramp to ensure quality going forward.  As a result of this deliberate ramp and the utilization of a portion of our manufacturing capacity for non-revenue generating production, we are adjusting our full year revenue forecast. We continue to anticipate completing commitments for our field campaign over the next several quarters.  As we have not experienced a change in demand from existing customers, we anticipate that most of the revenue corresponding to our reduced guidance will be shifted into 2013.”

Updated Revenue Guidance for 2012

The Company anticipates that capacity for prismatic cell production will be constrained for the foreseeable future due to the field campaign, a deliberate manufacturing ramp-up and continued demand for prismatic cell-based products. As a result, the company anticipates that revenue in 2012 will be in the range of $145 million to $175 million, compared to prior expectations of $230 million to $300 million.

About A123 Systems

A123 Systems, Inc. (Nasdaq: AONE) is a leading developer and manufacturer of advanced lithium-ion batteries and energy storage systems for transportation, electric grid and commercial applications. The company’s proprietary Nanophosphate® technology is built on novel nanoscale materials initially developed at the Massachusetts Institute of Technology and is designed to deliver high power and energy density, increased safety and extended life. A123 leverages breakthrough technology, high-quality manufacturing and expert systems integration capabilities to deliver innovative solutions that enable customers to bring next-generation products to market. For additional information please visit www.a123systems.com.

Safe Harbor Disclosure

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the planned timing of the filing of the Company’s Quarterly Report on Form 10-Q, the Company’s estimates regarding its revenue, net loss, cash and cash equivalents in the first quarter of 2012, statements with respect to improved manufacturing procedures, efficiency and production ramp, statements with respect to demand from existing customers and timing of expected revenue, statements with respect to the Company’s field campaign and completing commitments, and statements with respect to the Company’s 2012 updated revenue guidance.  Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: delays in the development of A123’s products, delays in the scale-up, revalidation and increased efficiency of A123’s manufacturing capacity, delays in A123’s manufacturing ramp, the potential for manufacturing defects, the possibility that the known defect could take longer and/or be more expensive to correct than anticipated, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which A123 and its customers operate, and other risks detailed in A123 Systems’ 10-K for the year ended December 31, 2011 and other publicly-available filings with the Securities and Exchange Commission. All forward-looking statements reflect A123’s expectations only as of the date of this release and should not be relied upon as reflecting A123’s views, expectations or beliefs at any date subsequent to the date of this release.

Public Relations:

A123 Systems

Dan Borgasano

617-972-3471

dborgasano@a123systems.com

Investor Relations:

ICR, LLC

Garo Toomajanian

617-972-3450

ir@a123systems.com